                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*

                  Banco Latinoamericano de Exportaciones, S.A.
                                (Name of Issuer)

                              Class E Common Stock
                         (Title of Class of Securities)

                                    P16994132
                                 (CUSIP Number)

                                December 31, 2004
             (Date of Event Which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 13 pages

-------------------                                           ------------------
CUSIP No. P16994132                    13G                    Page 2 of 13 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON /
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Artisan Partners Limited Partnership

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)                                                  (a) [ ]
                                                                         (b) [ ]
        Not Applicable

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
  NUMBER OF
                      None
   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER

  OWNED BY            2,928,114

    EACH       -----------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
  REPORTING
                      None
   PERSON
               -----------------------------------------------------------------
    WITH       8   SHARED DISPOSITIVE POWER

                      2,928,114

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,928,114

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)

        Not Applicable

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        10.0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

        IA

--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. P16994132                    13G                    Page 3 of 13 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Artisan Investment Corporation

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)                                                  (a) [ ]
                                                                         (b) [ ]
        Not Applicable

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Wisconsin

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
  NUMBER OF
                      None
   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER

  OWNED BY            2,928,114

    EACH       -----------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
  REPORTING
                      None
   PERSON
               -----------------------------------------------------------------
    WITH       8   SHARED DISPOSITIVE POWER

                      2,928,114

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,928,114

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)

        Not Applicable

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        10.0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

        CO

--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. P16994132                    13G                    Page 4 of 13 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Andrew A. Ziegler

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)                                                  (a) [ ]
                                                                         (b) [ ]
        Not Applicable

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
  NUMBER OF
                      None
   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER

  OWNED BY            2,928,114

    EACH       -----------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
  REPORTING
                      None
   PERSON
               -----------------------------------------------------------------
    WITH       8   SHARED DISPOSITIVE POWER

                      2,928,114

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,928,114

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)

        Not Applicable

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        10.0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

        IN

--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. P16994132                    13G                    Page 5 of 13 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Carlene Murphy Ziegler

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)                                                  (a) [ ]
                                                                         (b) [ ]
        Not Applicable

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
  NUMBER OF
                      None
   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER

  OWNED BY            2,928,114

    EACH       -----------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
  REPORTING
                      None
   PERSON
               -----------------------------------------------------------------
    WITH       8   SHARED DISPOSITIVE POWER

                      2,928,114

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,928,114

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)

        Not Applicable

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        10.0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

        IN

--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. P16994132                    13G                    Page 6 of 13 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Artisan Funds, Inc.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)                                                  (a) [ ]
                                                                         (b) [ ]
        Not Applicable

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Wisconsin

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
  NUMBER OF
                      None
   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER

  OWNED BY            1,541,014

    EACH       -----------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
  REPORTING
                      None
   PERSON
               -----------------------------------------------------------------
    WITH       8   SHARED DISPOSITIVE POWER

                      1,541,014

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,541,014

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)

        Not Applicable

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.3%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

        CO

--------------------------------------------------------------------------------

Item 1(a)   Name of Issuer:

               Banco Latinoamericano de Exportaciones, S.A.

Item 1(b)   Address of Issuer's Principal Executive Offices:

               Calle 50 y Aquilino de la Guardia
               Apartado 6-1497
               El Dorado, Panama City
               Republic of Panama

Item 2(a)   Name of Person Filing:

               Artisan Partners Limited Partnership ("Artisan Partners") Artisan Investment Corporation, the general partner of
                  Artisan Partners ("Artisan Corp.")
               Andrew A. Ziegler
               Carlene Murphy Ziegler
               Artisan Funds, Inc. ("Artisan Funds")

Item 2(b)   Address of Principal Business Office:

               Artisan Partners, Artisan Corp., Mr. Ziegler, Ms. Ziegler and Artisan Funds are all located at:

               875 East Wisconsin Avenue, Suite 800
               Milwaukee, WI 53202

Item 2(c)   Citizenship:

               Artisan Partners is a Delaware limited partnership
               Artisan Corp. is a Wisconsin corporation
               Mr. Ziegler and Ms. Ziegler are U.S. citizens
               Artisan Funds is a Wisconsin corporation

Item 2(d)   Title of Class of Securities:

               Class E Common Stock

Item 2(e)   CUSIP Number:

               P16994132

Item 3      Type of Person:

               (d) Artisan Funds is an Investment Company under section 8 of the Investment Company Act.

               (e) Artisan Partners is an investment adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Corp. is the General Partner of Artisan Partners; Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Corp.

Item 4      Ownership (at December 31, 2004):

               (a)  Amount owned "beneficially" within the meaning of rule
                    13d-3:

                    2,928,114

               (b)  Percent of class:

                    10.0% (based on 29,313,000 shares outstanding as of September 30, 2004)

               (c)  Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote: None

                    (ii)  shared power to vote or to direct the vote: 2,928,114

                    (iii) sole power to dispose or to direct the disposition of:
                          None

                    (iv)  shared power to dispose or to direct disposition of:
                          2,928,114

Item 5      Ownership of Five Percent or Less of a Class:

               Not Applicable

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

               The shares reported herein have been acquired on behalf of discretionary clients of Artisan Partners; as reported herein; Artisan Partners holds 2,928,114 shares, including 1,541,014 shares on behalf of Artisan Funds. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

               Not Applicable

Item 8      Identification and Classification of Members of the Group:

               Not Applicable

Item 9      Notice of Dissolution of Group:

               Not Applicable

Item 10     Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 26, 2005

                                   ARTISAN INVESTMENT CORPORATION
                                   for itself and as general partner of
                                   ARTISAN PARTNERS LIMITED PARTNERSHIP


                                   By: Lawrence A. Totsky*
                                       -----------------------------------------


                                   ANDREW A. ZIEGLER


                                   Andrew A. Ziegler*
                                   ---------------------------------------------


                                   CARLENE MURPHY ZIEGLER


                                   Carlene Murphy Ziegler*
                                   ---------------------------------------------


                                   ARTISAN FUNDS, INC.


                                   By: Lawrence A. Totsky*
                                       -----------------------------------------


                                   *By: /s/ Lawrence A. Totsky
                                        ----------------------------------------
                                        Lawrence A. Totsky
                                        Chief Financial Officer of Artisan
                                        Investment Corporation
                                        Attorney-in-Fact for Andrew A. Ziegler
                                        Attorney-in-Fact for Carlene Murphy
                                        Ziegler
                                        Chief Financial Officer and Treasurer of
                                        Artisan Funds, Inc.

                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of January 26, 2005 by and among Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler, Carlene Murphy Ziegler, and Artisan Funds, Inc.

Exhibit 2   Power of Attorney of Andrew A. Ziegler dated as of April 2, 2002

Exhibit 3   Power of Attorney of Carlene M. Ziegler dated as of April 2, 2002